Exhibit 99.1

KEYCORP AMENDED AND RESTATED 2019 EQUITY COMPENSATION PLAN

1. EFFECTIVE DATE; AMENDMENT AND RESTATEMENT; PURPOSE; TERM; PRIOR PLAN.

(a)

The Corporation established the KeyCorp 2019 Equity Compensation Plan effective as of January 10, 2019, and the Plan was approved by the shareholders of the Corporation on May 23, 2019. Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan. The Plan is amended and restated in its entirety as set forth herein effective as of May 11, 2023 (the “Restatement Date”), subject to approval by the shareholders of the Corporation.

(b)

The Plan is intended to promote the interests of the Corporation and its shareholders by providing equity-based incentives for effective service and high levels of performance to Employees and Directors selected by the Committee. To achieve these purposes, the Corporation may grant Awards to selected Employees and Directors in accordance with the terms and conditions hereinafter set forth.

(c)

No Award may be granted under the Plan on or after the tenth (10th) anniversary of the Restatement Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

(d)

The Plan is the successor to the KeyCorp 2013 Equity Compensation Plan (the “2013 Plan”), which terminated in its entirety effective on May 23, 2019; provided that all outstanding awards under the 2013 Plan as of such date shall remain outstanding and shall be administered and settled in accordance with the provisions of the 2013 Plan.

2. DEFINITIONS.

2.1 1934 ACT. The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

2.2 AWARD. The term “Award” shall mean an award granted under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards.

2.3 AWARD INSTRUMENT. The term “Award Instrument” shall mean either: (a) an agreement, in written or electronic format, entered into by the Corporation and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, in written or electronic format (including a sub-plan established under the Plan), issued by the Corporation to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant Acceptance of the Award Instrument by a Participant constitutes agreement to the terms of the Award evidenced thereby.

2.4 BASE PRICE. The term “Base Price” with respect to a SAR shall mean the price specified in the applicable Award Instrument that is to be used as the basis for determining the amount to which a holder of the SAR is entitled upon the exercise of the SAR.

2.5 BOARD. The term “Board” shall mean the Board of Directors of the Corporation.

2.6 CHANGE OF CONTROL. Unless otherwise provided in the relevant Award Instrument or a Deferred Compensation Plan, a “Change of Control” shall be deemed to have occurred if there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, the Corporation will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 2.6, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50% or more of the total combined outstanding voting power of all classes of stock of the Corporation or any successor to the Corporation.

(a)

A Change of Control will have occurred under this clause (a) if the Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either:

(i)

immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to the transaction, or

(ii)

immediately after giving effect to that transaction, individuals who were directors of the Corporation on the day before the first public announcement of (A) the pendency of the transaction or (B) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation.

(b)

A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of the Corporation or any Person is or becomes the beneficial owner of 35% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any Person.

(c)	A Change of Control will have occurred under this clause (c) if either:

(i)

without the prior approval, solicitation, invitation, or recommendation of the Board any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with the Corporation that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board, or

(ii)

any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of the Corporation (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act),

AND,

at any time within the 24-month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24-month period to cause the Incumbent Directors to no longer be a majority of the Board was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):

(x)

A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of the Corporation or any Person is or becomes the beneficial owner of 25% or more of the outstanding voting stock of the Corporation or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of the Corporation in a transaction or series of transactions by any Person.

(y)

The Corporation is a party to a transaction pursuant to which the Corporation is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if the Corporation becomes a subsidiary in the transaction) of the ultimate parent of the Corporation were directors of the Corporation immediately prior to such transaction.

(z)	There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation.

(d)

A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation.

2.7 CODE. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 COMMITTEE. The term “Committee” shall mean the Compensation and Organization Committee of the Board or such other committee or subcommittee as may be designated by the Board from time to time to administer the Plan. The Committee shall consist solely of at least three directors each of whom qualifies as a non-employee director as defined in Rule 16b-3 (or any successor rule substantially to the same effect) promulgated under the 1934 Act, as in effect from time to time, and satisfies any applicable standards of independence under the federal securities laws and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

2.9 COMMON SHARES. The term “Common Shares” shall mean common shares of the Corporation, with a par value of $1.00 each.

2.10 CORPORATION. The term “Corporation” shall mean KeyCorp and its successors, including the surviving or resulting corporation of any merger of KeyCorp with or into, or any consolidation of KeyCorp with, any other corporation or corporations.

2.11 DEFERRED COMPENSATION PLANS. The term “Deferred Compensation Plans” shall mean the KeyCorp Deferred Savings Plan, the KeyCorp Second Deferred Savings Plan, the KeyCorp Long-Term Incentive Deferral Plan, the KeyCorp Directors’ Deferred Share Sub-Plan and any other plan, agreement or program of the Corporation that may be designated by the Committee, for purposes of this Plan, as a “Deferred Compensation Plan”.

2.12 DIRECTOR. The term “Director” means any individual who is a member of the Board who is not an Employee.

2.13 DISABILITY. Except as otherwise provided in the applicable Award Instrument, the term “Disability” with respect to an Employee shall mean that such Employee has been determined to be disabled for purposes of benefits under any long-term disability plan maintained by the Corporation or any Subsidiary in which such Employee participates.

2.14 EMPLOYEE. The term “Employee” shall mean any individual employed by the Corporation or by any Subsidiary and shall include officers as well as all other employees of the Corporation or of any Subsidiary (including employees who are members of the Board or of the Board of Directors of any Subsidiary).

2.15 EMPLOYMENT TERMINATION DATE. Except as otherwise determined by the Committee, the term “Employment Termination Date” with respect to an Employee shall mean the first date on which the Employee is no longer employed by the Corporation or any Subsidiary.

2.16 EXERCISE PRICE. The term “Exercise Price” with respect to an Option shall mean the price specified in the Option at which the Common Shares subject to the Option may be purchased by the holder of the Option.

2.17 FAIR MARKET VALUE. Except as otherwise determined by the Committee at the time of the grant of an Award in accordance with Section 409A of the Code, the term “Fair Market Value” with respect to Common Shares shall mean:

(a)

if the Common Shares are traded on a national securities exchange, the closing price per Common Share on that national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the most recent prior date on which there were any sales of Common Shares; or

(b)

if the Common Shares are not traded on a national securities exchange, the fair market value of the Common Shares as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Instrument, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

2.18 GOOD REASON. The term “Good Reason” shall have the meaning given to it in any change in control agreement, Award Instrument or other written agreement between the Corporation and the Employee. If no such agreement exists or if such agreement does not contain a definition of “Good Reason”, an Employee shall be deemed to have “Good Reason” to terminate the Employee’s employment with the Corporation or a Subsidiary under this Plan if, within two years after the occurrence of a Change of Control, any of the events listed in clauses (a) through (d) of this Section 2.18 occurs without the written consent of the Employee, and the Employee has provided notice of such event(s) to the Corporation and an opportunity by the Corporation to cure:

(a)	a material reduction in the Employee’s base salary;

(b)	a material reduction in the Employee’s authority, duties, or responsibilities;

(c)	a relocation of the Employee’s principal place of employment to a location more than 50 miles from where such principal place of employment was located prior to the Change of Control; or

(d)	any other action or inaction that constitutes a material breach of the Employee’s terms or conditions of employment.

For purposes of this Section 2.18, the Corporation will be deemed to have had an opportunity to cure and will have failed to effect a cure if the circumstance(s) otherwise constituting Good Reason persists and the Employee has notified the Corporation within 90 calendar days of the material reduction, change, or breach (as the case may be), and the Corporation has not effectuated a cure for such material reduction, change or breach within 30 calendar days following the Employee’s notice of the Good Reason circumstance.

2.19 INCENTIVE STOCK OPTION. The term “Incentive Stock Option” shall mean an Option intended by the Committee to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.20 KEY. The term “Key” shall mean the Corporation and its Subsidiaries collectively.

2.21 NONQUALIFIED OPTION. The term “Nonqualified Option” shall mean an Option intended by the Committee not to qualify as an “incentive stock option” under Section 422 of the Code or an Option intended by the Committee to qualify as an “incentive stock option” under Section 422 of the Code but that fails to so qualify.

2.22 OPTION. The term “Option” shall mean an Award granted pursuant to Section 6 of the Plan entitling the holder thereof to purchase a specified number of Common Shares at a specified price during a specified period of time.

2.23 OPTION EXPIRATION DATE. The term “Option Expiration Date” with respect to any Option shall mean the date selected by the Committee after which the Option may not be exercised.

2.24 OTHER AWARD. The term “Other Award” shall mean an Award granted pursuant to Section 11 of the Plan.

2.25 PARTICIPANT. The term “Participant” shall mean any eligible Employee or Director who holds one or more outstanding Awards.

2.26 PERFORMANCE GOAL. The term “Performance Goal” shall mean the measurable performance goal or goals specified by the Committee in connection with the grant of Performance Shares or Performance Units, or when so determined by the Committee, Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or dividend equivalents, pursuant to the Plan. Performance Goals may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which an Employee is employed. The Performance Goals may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the Performance Goals themselves. The Performance Goals applicable to any Award may be based on one or more criteria selected by the Committee, which may include (but shall not be limited to) the following:

(a)

return measures (earnings per share, return on equity, return on tangible common equity, return on assets, economic profit added, earnings before or after interest, taxes, depreciation and amortization);

(b)	revenue (total revenue, gross revenue, net revenue, revenue growth);

(c)	income (gross income, net income (before or after tax), net income after cost of capital, net interest income, noninterest income, fee income);

(d)	expense factors (noninterest expense, personnel expense, non-personnel expense, efficiency ratio);

(e)	balance sheet measures (loans, deposits, assets, tangible equity);

(f)	pre provision net revenue;

(g)	operating leverage;

(h)	risk measures (net charge-offs, nonperforming assets, risk weighted assets, classified assets, criticized assets, allowance for loan and lease losses);

(i)	share price measures (share price, share price increase, total shareholder return);

(j)	capital measures (common equity tier 1, tangible common equity to tangible assets, risk based capital);

(k)	market capitalization;

(l)

strategic objectives (branding, mergers and acquisitions, succession management, dynamic market response, expense reduction initiatives, cost savings & synergies, risk management and regulatory compliance);

(m)	environmental, social and governance measures; and

(n)	any other criteria selected by the Committee.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of extraordinary items, unusual or non-recurring events, cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

2.27 PERFORMANCE PERIOD. The term “Performance Period” shall mean such one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, within which the Performance Goals relating to one or more Awards are to be achieved.

2.28 PERFORMANCE SHARES. The term “Performance Shares” shall mean an Award denominated in Common Shares and contingent upon attainment of one or more Performance Goals over a Performance Period.

2.29 PERFORMANCE UNITS. The term “Performance Units” shall mean a bookkeeping entry that records a unit equal to $1.00 awarded pursuant to Section 10 of the Plan, which are contingent upon attainment of one or more Performance Goals over a Performance Period.

2.30 PERSON. The term “Person” shall mean a “person” as used in Section 13(d) and Section 14(d)(2) of the 1934 Act.

2.31 PLAN. The term “Plan” shall mean this KeyCorp 2019 Equity Compensation Plan as from time to time hereafter amended in accordance with Section 23.1 of the Plan.

2.32 PRIOR PLANS. The term “Prior Plans” means the 2013 Plan (as defined in Section 1(d) of the Plan) and the KeyCorp 2010 Equity Compensation Plan.

2.33 RESTATEMENT DATE. The term “Restatement Date” shall have the meaning set forth in Section 1(a) of the Plan.

2.34 RESTRICTED STOCK. The term “Restricted Stock” shall mean Common Shares delivered to a Participant pursuant to an Award pursuant to Section 8 of the Plan subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument, including:

(a)	the restriction that the Participant not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate the Restricted Stock during the applicable Restriction Period, and

(b)	the requirement that the Restriction Period will terminate or terminate early upon achievement of specified Performance Goals.

2.35 RESTRICTED STOCK UNITS. The term “Restricted Stock Units” shall mean an Award pursuant to Section 9 of the Plan whereby a Participant receives the right to receive Common Shares or the cash equivalent thereof at a specified time in the future in consideration of the performance of services, but subject to such restrictions, conditions and contingencies as the Committee may provide in the relevant Award Instrument.

2.36 RESTRICTION PERIOD. The term “Restriction Period” with respect to an Award of Restricted Stock shall mean the period selected by the Committee and specified in the Award Instrument with respect to that Restricted Stock during which the Participant may not sell, transfer, otherwise dispose of, or pledge or otherwise hypothecate that Restricted Stock.

2.37 STOCK APPRECIATION RIGHT. The term “Stock Appreciation Right” or “SAR” shall mean a right granted pursuant to Section 7 of the Plan.

2.38 SUBSIDIARY. The term “Subsidiary” shall mean any corporation, partnership, joint venture, or other business entity in which the Corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock (in the case of a corporation) or other ownership interest (in the case of any entity other than a corporation).

2.39 SUBSTITUTE AWARD. The term “Substitute Award” shall have the meaning set forth in Section 21 of the Plan.

2.40 TERMINATION FOR CAUSE. “Termination for Cause” shall mean the termination of an Employee’s employment by Key for “Cause” as defined in any applicable change in control agreement between Key and the Employee, any Award Instrument or any other written agreement between Key and the Employee. If no such applicable agreement exists or if such agreement does not contain a definition of “Cause”, the termination of the employment of an Employee of Key shall be deemed a “Termination for Cause” if, prior to the termination of employment, any of the following has occurred:

(a)

the Employee’s willful and continued failure to perform the principal duties of his or her employment (other than any such failure resulting from vacation, leave of absence or incapacity due to injury, accident or disability), as reasonably determined by Key;

(b)

the Employee’s material breach of any agreement, covenant or representation made in any employment or other agreement with Key or a material violation of Key’s internal policies or procedures as are in effect as of the date such violation occurred;

(c)

the Employee’s material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Employee or to Key;

(d)	the Employee’s arrest for, conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature;

(e)

the Employee’s failure to obtain or maintain any registration, license or other authorization or approval that the Employee is required to maintain or that Key reasonably believes is required in order for the Employee to perform the Employee’s duties;

(f)

the Employee’s willful failure to execute a directive of the Employee’s supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of the Employee’s supervisor;

(g)

the Employee commits an act or series of acts of misconduct in the course of the Employee’s employment which is materially detrimental to the financial condition or business reputation of Key, whether as a result of adverse publicity or otherwise;

(h)	Key has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Employee’s employment; or

(i)	the Employee shall have intentionally engaged in Harmful Activity (as defined in Section 19) while the Employee remains in the employ of Key.

2.41 TERMINATION UNDER LIMITED CIRCUMSTANCES. The term “Termination Under Limited Circumstances” shall mean, except as otherwise set forth in the Award Instrument, an Employee’s termination from the Corporation or any Subsidiary under circumstances in which the Employee becomes entitled to receive: (a) a severance under the KeyCorp Separation Pay Plan as in effect at the time of the Employee’s termination, or (b) under circumstances under which the Employee is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with the Corporation or any Subsidiary, including, without limitation, a Change of Control Agreement.

2.42 TRANSFEREE. The term “Transferee” shall mean, with respect to Nonqualified Options only, any person or entity to which a Participant transfers or assigns all or part of his or her Options with permission by the Committee.

2.43 VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means that the Employee shall have terminated his or her employment with the Corporation and its Subsidiaries by voluntarily resigning at his or her own instance without having been requested to so resign by the Corporation or its Subsidiaries, except that any resignation by the Employee will not be deemed to be a Voluntary Resignation if, within two years after the occurrence of a Change of Control, the Employee terminates his or her employment for Good Reason.

3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have authority, subject to the terms of the Plan,

(a)

to determine the Participants who are eligible to participate in the Plan, the type, size, and terms of Awards to be granted to any Participant, the time or times at which Awards shall be exercisable or at which restrictions, conditions, and contingencies shall lapse, and the terms and provisions of the instruments by which Awards shall be evidenced,

(b)	to establish any other restrictions, conditions, and contingencies on Awards in addition to those prescribed by the Plan,

(c)	to interpret the Plan, and

(d)	to make all determinations necessary for the administration of the Plan.

The construction and interpretation by the Committee of any provision of the Plan or any Award Instrument delivered pursuant to the Plan and any determination by the Committee pursuant to any provision of the Plan or any Award Instrument shall be final and conclusive. No member or alternate member of the Committee shall be liable for any such action or determination made in good faith.

The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, subject to any limitations imposed by the Committee or by applicable law, the Committee may delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Corporation to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of Awards under this Plan, (ii) determine the size of any such Awards, and (iii) exercise the Committee’s discretionary authority pursuant to Section 23.4 of the Plan; provided, however, that (A) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is an officer, director, or more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the 1934 Act, as determined by the Committee in accordance with Section 16 of the 1934 Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Awards granted to Directors may be made pursuant to one or more sub-plans to this Plan, which shall be administered by the Committee, the Board or another committee thereof as specified in such sub-plan(s).

The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this paragraph) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

4. ELIGIBILITY. Awards may be granted to Employees and Directors selected by the Committee in its sole discretion. The granting of any Award to a Participant shall not entitle that Participant to, nor disqualify the Participant from, participation in any other grant of an Award.

5. STOCK SUBJECT TO THE PLAN.

5.1 TYPE OF STOCK. The Common Shares that may be issued and distributed to Participants in connection with Awards granted under the Plan may be authorized and unissued Common Shares, treasury Common Shares, or Common Shares acquired on the open market specifically for distribution under the Plan, as the Board may from time to time determine.

5.2 NUMBER OF SHARES AVAILABLE. Subject to adjustment as provided in Section 5.4 and Section 16 of the Plan, the number of Common Shares that may be issued or transferred

(a)	upon the exercise of Options or Stock Appreciation Rights,

(b)	in payment of Restricted Stock and released from a substantial risk of forfeiture thereof,

(c)	in payment of Restricted Stock Units,

(d)	in payment of Performance Shares or Performance Units that have been earned,

(e)	in payment of dividend equivalents paid with respect to Awards made under the Plan,

(f)	as Other Awards or in payment of Other Awards, or

(g)	in payment of any other award pursuant to this Plan,

shall not exceed in the aggregate 111,600,000 Common Shares, increased by the Common Shares covered by awards outstanding under the Prior Plans as of the Restatement Date that are forfeited, canceled, settled in cash or otherwise terminated without the issuance of such Common Shares. Common Shares issued under any plan assumed by the Corporation in any corporate transaction or Awards granted pursuant to Section 21 will not count against the aggregate share limit described in this Section 5.2.

5.3 SHARE USE. Each Common Share issued or transferred pursuant to an award of Options or Stock Appreciation Rights will reduce the aggregate plan limit described above in Section 5.2 by one Common Share. Each Common Share issued or transferred (and in the case of Restricted Stock, released from all substantial risk of forfeiture) pursuant to an award other than Options or Stock Appreciation Rights shall reduce the aggregate plan limit described above in Section 5.2 by 2.05 Common Shares. Any Common Shares that again become available for issuance pursuant to this Section 5 shall be added back to the aggregate plan limit in the same manner such shares were originally deducted from the aggregate plan limit pursuant to this Section 5.3 (or, in the case of Common Shares subject to an outstanding award under a Prior Plan that again become available for issuance pursuant to this Section 5, in the same manner such shares were originally deducted from the share limit under the applicable Prior Plan).

5.4 ADJUSTMENTS. The number of Common Shares available in Section 5.2 above shall be adjusted to account for Common Shares relating to any awards granted under this Plan that expire or are forfeited. Common Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and distributed to an Employee and, therefore, the total number of Common Shares available under Section 5.2 above as of a given date shall not be reduced by any Common Shares relating to prior Awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any Award granted under the Plan, any Common Shares that were covered by that Award will be available for issuance or transfer hereunder. Notwithstanding anything to the contrary contained herein: (a) if Common Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Common Shares covered by the Option being exercised shall reduce the aggregate plan limit described above; (b) Common Shares withheld by the Corporation to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (c) the number of Common Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued and distributed to the Employee upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Corporation repurchases Common Shares with Option proceeds, those Common Shares will not be added to the aggregate plan limit described above. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on Fair Market Value (whether under a Deferred Compensation Plan or otherwise), such Common Shares will not count against the aggregate plan limit described above.

5.5 LIMITS. Notwithstanding anything in this Section 5 or elsewhere in the Plan to the contrary and subject to adjustment as provided in Section 16 of the Plan:

(a)	the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 5,000,000 Common Shares; and

(b)

in no event shall the sum of (i) the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any single Director during any single calendar year and (ii) the aggregate cash fees paid to such Director during such calendar year, exceed $500,000.

6. STOCK OPTIONS.

6.1 TYPE AND DATE OF GRANT OF OPTIONS.

(a)

The Award Instrument pursuant to which any Incentive Stock Option is granted shall specify that the Option granted thereby shall be treated as an Incentive Stock Option. The Award Instrument pursuant to which any Nonqualified Option is granted shall specify that the Option granted thereby shall not be treated as an Incentive Stock Option.

(b)	The day on which the Committee authorizes the grant of an Incentive Stock Option shall be the date on which that Option is granted.

(c)	The day on which the Committee authorizes the grant of a Nonqualified Option shall be considered the date on which that Option is granted, unless the Committee specifies a later date.

(d)

The Committee reserves the discretion after the date of grant of an Option to provide for (i) the availability of a loan at exercise; or (ii) the right to tender in satisfaction of the Exercise Price nonforfeitable, unrestricted Common Shares, which are already owned by the Employee and have a value at the time of exercise that is equal to the Exercise Price.

(e)

Options granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Employees who meet the definition of “employees” under Section 3401(c) of the Code.

6.2 EXERCISE PRICE. The Exercise Price under any Option (other than a Substitute Award) shall be not less than the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted.

6.3 OPTION EXPIRATION DATE. The Option Expiration Date under any Option shall be not later than ten years from the date on which the Option is granted.

6.4 EXERCISE OF OPTIONS.

(a)

Except as otherwise provided in Section 14 of the Plan and the applicable Award Instrument, an Option may be exercised only while the Participant to whom the Option was granted is in the employ or service of the Corporation or of a Subsidiary. Subject to this requirement and the other provisions of the Plan, including the minimum vesting provisions of Section 12, each Option shall become exercisable in one or more installments at the time or times provided in the Award Instrument evidencing the Option. A Participant to whom an Option is granted or, with respect to Nonqualified Options, the Participant’s Transferee may exercise the Option from time to time, in whole or in part, up to the total number of Common Shares with respect to which the Option is then exercisable, except that no fraction of a Common Share may be purchased upon the exercise of any Option.

(b)	The Award Instrument may provide that specified Performance Goals must be achieved as a condition to the exercise of any Option.

(c)

A Participant or, with respect to Nonqualified Options, any Transferee, electing to exercise an Option shall deliver to the Corporation (i) the Exercise Price payable in accordance with Section 6.5 of the Plan and (ii) written notice of the election that states the number of whole Common Shares with respect to which the Participant is exercising the Option.

(d)	The exercise of an Option will result in the cancellation on a share-by-share basis of any tandem SAR granted in connection with such Option under Section 7 of the Plan.

6.5 PAYMENT FOR COMMON SHARES. Upon exercise of an Option by a Participant or, with respect to Nonqualified Options, any Transferee, the Exercise Price shall be payable by the Participant or Transferee in cash or in such other form of consideration as the Committee determines may be accepted, including without limitation, securities or other property, or any combination of cash, securities or other property or, to the extent permitted by applicable law, by delivery by the Participant or Transferee (with the written notice of election to exercise) of irrevocable instructions to a broker registered under the 1934 Act promptly to deliver to the Corporation the amount of sale or loan proceeds to pay the Exercise Price. The Committee, in its sole discretion, may grant to a Participant or, with respect to Nonqualified Options, any Transferee the right to transfer Common Shares acquired upon the exercise of a part of an Option in payment of the Exercise Price payable upon immediate exercise of a further part of the Option or to have the Corporation withhold Common Shares with an aggregate Fair Market Value equal to the Exercise Price.

6.6 CONVERSION OF INCENTIVE STOCK OPTIONS. The Committee may at any time in its sole discretion take such actions as may be necessary to convert any outstanding Incentive Stock Option (or any installments or portions of installments thereof) into a Nonqualified Option with or without the consent of the Employee to whom that Incentive Stock Option was granted and whether or not that Employee is an Employee at the time of the conversion.

6.7 DIVIDEND EQUIVALENTS. No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

7. STOCK APPRECIATION RIGHTS.

7.1 GRANT OF SARS.

(a)

The Committee may authorize the granting of SARs to any Participant, which may include either free-standing SARs (which are not granted in connection with an Award of Options) or tandem SARs (which are granted in connection with an Award of Options).

7.2 EXERCISE OF SARS.

(a)

A Participant electing to exercise a SAR shall deliver written notice of exercise to the Corporation in the manner provided in the Award Instrument, specifying the number of whole Common Shares with respect to which the Participant is exercising the SAR.

(b)

The Committee may specify in the Award Instrument pursuant to which SARs are granted that the amount payable on exercise of a SAR may not exceed a maximum specified by the Committee in the Award Instrument.

(c)	No SAR granted under this Plan may be exercised more than ten years from the date on which the SAR is granted.

(d)	No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

(e)

SARs may be exercised only (i) on a date when the SAR is “in the money” (i.e., when there would be positive consideration received upon exercise of the SAR) and (ii) in compliance with all restrictions set forth in the relevant Award Instrument or specified by the Committee.

(f)

The Committee may specify in the Award Instrument pursuant to which any SAR is granted waiting periods and restrictions on permissible exercise periods consistent with the provisions of the Plan, including the minimum vesting provisions of Section 12.

(g)	The Committee may specify in the Award Instrument pursuant to which SARs are granted Performance Goals that must be achieved as a condition of the exercise of such SARs.

(h)

Each Award Instrument pursuant to which SARs are granted shall specify the Base Price, which (except with respect to a Substitute Award) shall be equal to or greater than the Fair Market Value of the Common Shares subject to each SAR on the date the SAR is granted.

7.3 PAYMENT FOR SARS. Upon the exercise of a SAR, the Participant shall be entitled to receive an amount equal to all or a portion (as specified in the applicable Award Instrument) of (a) the excess of (i) the Fair Market Value per Common Share on the exercise date, over (ii) the Base Price per Common Share, multiplied by (b) the number of Common Shares with respect to which the SAR is exercised. The amount payable upon exercise of a SAR may be paid by the Corporation in cash or in whole Common Shares (taken at their Fair Market Value at the time of exercise of the SAR) or in a combination of cash and whole Common Shares and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

7.4 TERMINATION, AMENDMENT, OR SUSPENSION OF SARS. SARs shall terminate and may no longer by exercised upon the occurrence of any termination date specified by the Committee at the time of grant of the SAR and set forth in the Award Instrument. In addition, the Committee may in its sole discretion at any time before the occurrence of a Change of Control amend, suspend, or terminate any SAR theretofore granted under the Plan without the holder’s consent; provided that, in the case of amendment, no provision of the SAR, as amended, shall be in conflict with any provision of the Plan.

8. RESTRICTED STOCK.

8.1 CONDITIONS ON RESTRICTED STOCK.

(a)

In addition to the restrictions on disposition of Restricted Stock during the Restriction Period, the Committee may provide in the Award Instrument with respect to any Award of Restricted Stock other restrictions, conditions, and contingencies, which other restrictions, conditions, and contingencies, if any, may relate to, in addition to such other matters as the Committee may deem appropriate, the achievement of Performance Goals measured in such manner as may be specified by the Committee. The Committee may impose different restrictions, conditions, and contingencies on separate Awards of Restricted Stock granted to different Participants, whether at the same or different times, and on separate Awards of Restricted Stock granted to the same Participant, whether at the same or different times, but in any case subject to the provisions of the Plan, including the minimum vesting provisions of Section 12. The Committee may specify a single Restriction Period for all of the Restricted Stock subject to any particular Award Instrument or may specify multiple Restriction Periods so that the restrictions with respect to the Restricted Stock subject to the Award will expire in stages according to a schedule specified by the Committee and set forth in the Award Instrument.

(b)

Any dividends payable with respect to unvested Restricted Stock shall be accumulated or deemed reinvested in additional Restricted Stock until such Award is earned and vested, and shall be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable Performance Goals, as the original Award.

(c)

If so directed by the Committee, all certificates representing Restricted Stock may be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Common Shares.

8.2 PAYMENT FOR RESTRICTED STOCK. If the Award Instrument for an Award of Restricted Stock requires the Participant to pay any purchase price for the Restricted Stock, the Participant shall pay any such purchase price with respect to that Restricted Stock to the Corporation not later than 30 calendar days after the delivery to the Participant of the Award Instrument with respect to that Restricted Stock. If any Participant fails to pay any required purchase price with respect to an Award of Restricted Stock within that 30 calendar day period, the Participant’s right under that Award shall be forfeited.

8.3 RIGHTS AS A SHAREHOLDER. Upon payment by a Participant in full of any required purchase price for Restricted Stock under an Award as provided in Section 8.2, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, including voting and dividend rights, subject only to such restrictions and requirements referred to in Section 8.1 of the Plan as may be incorporated in the Award Instrument with respect to that Restricted Stock.

9. RESTRICTED STOCK UNITS.

9.1 GRANT OF RESTRICTED STOCK UNITS.

(a)

Each grant or sale of Restricted Stock Units shall provide that the Restricted Stock Units shall be subject to deferral and a risk of forfeiture, as determined by the Committee on the date the Restricted Stock Units are granted, but in any case subject to the provisions of the Plan, including the minimum vesting provisions of Section 12.

(b)

The Committee may specify in the Award Instrument pursuant to which Restricted Stock Units are granted Performance Goals that must be achieved as a condition of the vesting of such Restricted Stock Units, subject to the minimum vesting provisions of Section 12.

(c)

If the Award Instrument for an Award of Restricted Stock Units requires the Participant to pay a purchase price for the Restricted Stock Units, the Participant shall pay any such purchase price with respect to those Restricted Stock Units to the Corporation not later than 30 calendar days after delivery to the Participant of the Award Instrument with respect to the Restricted Stock Units being granted. If any Participant fails to pay any required purchase price with respect to an Award of Restricted Stock Units within that 30 calendar day period, the Participant’s right under that Award shall be forfeited.

9.2 PAYMENT FOR RESTRICTED STOCK UNITS. The Corporation shall pay each Participant who is entitled to payment for Restricted Stock Units an amount for those Restricted Stock Units (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

9.3 RIGHTS AS A SHAREHOLDER. During any time that the Restricted Stock Units are outstanding, the Participant shall have no right to transfer any rights under his or her Award, shall have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but, to the extent permitted by Section 409A of the Code, the Committee may, at or after the date on which the Restricted Stock Units are granted, authorize the payment of dividend equivalents on such Common Shares underlying the Restricted Stock Units; provided, however, that any dividend equivalents with respect to unvested Restricted Stock Units shall be accumulated or deemed reinvested in additional Restricted Stock Units until such Award is earned and vested, and shall be subject to the same terms and conditions, including vesting conditions and the achievement of applicable Performance Goals, as the original Award.

10. PERFORMANCE SHARES AND PERFORMANCE UNITS.

10.1 DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE SHARES AND PERFORMANCE UNITS. The Committee shall have full discretion to (a) select the Participant to whom Awards of Performance Shares and Performance Units are made, the number of Performance Shares or Performance Units to be granted to any Participant so selected, the kind and level of the Performance Goals, and the dates on which each Performance Period shall begin and end, and (b) determine the form and provisions of the Award Instrument to be used in connection with any Award of Performance Shares or Performance Units.

10.2 CONDITIONS TO PAYMENT FOR PERFORMANCE SHARES AND PERFORMANCE UNITS.

(a)

Unless otherwise provided in the relevant Award Instrument, and in any case subject to the provisions of the Plan, including the minimum vesting provisions of Section 12, a Participant must be employed by, or providing services to, the Corporation or a Subsidiary on the last day of a Performance Period to be entitled to payment for any Performance Shares or Performance Units.

(b)

The Committee may establish, from time to time, one or more formulas to be applied against the Performance Goals to determine whether all, some portion but less than all, or none of the Performance Shares or Performance Units granted with respect to the Performance Period are treated as earned pursuant to any Award. A Participant will be entitled to receive payments with respect to any Performance Shares and Performance Units only to the extent that those Performance Shares or Performance Units, as the case may be, are treated as earned under one or more such formulas. The Committee may at the date of grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares; provided, however, that any dividend equivalents with respect to unvested Performance Shares shall be accumulated or deemed reinvested in additional Performance Shares until such Award is earned and vested, and shall be subject to the same terms and conditions, including vesting conditions and the achievement of applicable Performance Goals, as the original Award.

10.3 PAYMENT FOR PERFORMANCE SHARES AND PERFORMANCE UNITS. The Corporation shall pay each Participant who is entitled to payment for Performance Shares or Performance Units earned with respect to any Performance Period an amount for those Performance Shares or Performance Units, as the case may be, (a) in cash, (b) in Common Shares, or (c) any combination of the foregoing, and the Committee may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

11. OTHER AWARDS.

11.1 The Committee may, subject to limitations under applicable law and subject to the provisions of the Plan, including the minimum vesting provisions of Section 12, grant to any Participant such Other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, unrestricted Common Shares, or Common Shares subject to transfer restrictions and/or deferred delivery, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, Awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Corporation. The Committee shall determine the terms and conditions of such Awards. Common Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other Awards, notes or other property, as the Committee shall determine. The Committee may authorize the payment of dividend equivalents on the Common Shares underlying Other Awards; provided, however, that any dividends or dividend equivalents with respect to unvested Other Awards shall be accumulated or deemed reinvested in additional Common Shares until such Award is earned and vested, and shall be subject to the same terms and conditions, including vesting conditions and the achievement of applicable Performance Goals, as the original Award.

11.2 Cash awards, as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 11.

11.3 Subject to the provisions of the Plan, including the minimum vesting provisions of Section 12, the Committee may grant Common Shares as a bonus or in lieu of other compensation to a Participant, or may grant Other Awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property (including Common Shares) under the Plan, a Deferred Compensation Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

12. MINIMUM VESTING REQUIREMENTS. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (a) Substitute Awards granted pursuant to Section 21, (b) Common Shares delivered in lieu of fully vested cash Awards and (c) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after grant)); provided, however, that the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.2 (subject to adjustment under Section 5.4); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, other termination of employment or a Change of Control, in the terms of the Award or otherwise.

13. TERMINATION OF EMPLOYMENT OR SERVICE. The effect upon any Award of the termination of the Participant’s service as an Employee or Director shall be determined in accordance with the terms and conditions of the applicable Award Instruments.

14. EFFECT OF A CHANGE OF CONTROL. Notwithstanding anything in this Plan to the contrary, unless otherwise specified in the relevant Award Instrument, if, within two years following the date of a Change of Control, an Employee’s employment with the Corporation terminates for any reason other than a Voluntary Resignation or a Termination for Cause, then each Award granted to such Employee prior to the Change of Control that then remains outstanding shall be treated as follows:

(a)	any outstanding Option shall become immediately exercisable in full;

(b)	any outstanding SAR shall become exercisable in full;

(c)	the Restriction Period with respect to all outstanding Awards of Restricted Stock shall immediately terminate;

(d)	the restrictions, conditions or contingencies on any Restricted Stock Units shall immediately terminate;

(e)	unless otherwise provided pursuant to a Deferred Compensation Plan, the restrictions, conditions or contingencies on any Other Awards shall immediately terminate; and

(f)

the restrictions, conditions, or contingencies on any Performance Shares and Performance Units shall be modified in such manner as the Committee may specify to give the Employee the benefit of those Performance Shares or Performance Units through the date of termination.

Notwithstanding anything herein to the contrary, if within two years after a Change of Control an Employee’s Employment Termination Date occurs other than as a result of a Voluntary Resignation or a Termination for Cause, unless otherwise provided in the relevant Award Instrument, the Employee, or with respect to Nonqualified Options any Transferee, shall have the right, during the Extended Period, but not later than the Option Expiration Date or the date of expiration of SARs, as the case may be, to exercise any Options and related SARs that were outstanding on the Employment Termination Date if and to the same extent as those Options and SARs were exercisable by the Employee or Transferee (as the case may be) on the Employment Termination Date (even though, in the case of

Incentive Stock Options, exercise of those Options more than three months after the Employment Termination Date may cause the Option to fail to qualify for Incentive Stock Option treatment under the Code). As used in the immediately preceding sentence, the term “Extended Period” means the longer of the period that the Option or SAR would otherwise be exercisable in the absence of the immediately preceding sentence or the period ending with the second anniversary of the Employee’s Employment Termination Date.

15. RESTRICTIONS.

15.1 ASSIGNMENT AND TRANSFER. Nonqualified Options may not be assigned or transferred (other than by will or by the laws of descent and distribution) unless the Committee, in its sole discretion, determines to allow such assignment or transfer and, if the Committee determines to allow any such assignment or transfer, the Transferee shall have the power to exercise such Nonqualified Option in accordance with the terms of the Award and the provisions of the Plan. No Incentive Stock Option, SAR, Restricted Stock during the Restriction Period, Restricted Stock Unit, Performance Share, Performance Unit or unvested Other Award may be transferred other than by will or by the laws of descent and distribution. In no event may any Award granted under the Plan be transferred for value. During an Employee’s lifetime, only the Employee (or in the case of incapacity of an Employee, the Employee’s attorney in fact or legal guardian) may exercise any Incentive Stock Option or SAR.

15.2 FURTHER RESTRICTIONS. The Committee may specify at the date of grant of any Award that part or all of the Common Shares that are (a) to be issued or transferred by the Corporation upon the exercise of Options or SARs, upon the termination of any period of deferral applicable to Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards or (b) no longer subject to the Restriction Period, will be subject to further restrictions on transfer.

16. ADJUSTMENT UPON CHANGES IN COMMON SHARES. Automatically and without Committee action, in the event of any stock dividend, stock split, or share combination of the Common Shares, or by appropriate Committee action in the event of any reclassification, recapitalization, merger, consolidation, other form of business combination, liquidation, or dissolution involving the Corporation or any spin-off or other distribution to shareholders of the Corporation (other than normal cash dividends), appropriate adjustments shall be made to

(a)

the maximum number of Common Shares that may be issued under the Plan pursuant to Section 5 of the Plan, the maximum number of Common Shares that may be issued under the Plan pursuant to Incentive Stock Options as provided in Section 5 of the Plan, and

(b)	the number and kind of shares subject to, the price per share under, and the terms and conditions of each then outstanding Award;

in each case, to the extent necessary and in such manner that the benefits of Employees under all then outstanding Awards shall be maintained substantially as before the occurrence of such event.

Any such adjustment shall be conclusive and binding for all purposes of the Plan and shall be effective, in the event of any stock dividend, stock split, or share combination, as of the date of such stock dividend, stock split, or share combination, and in all other cases, as of such date as the Committee may determine. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR; provided, however, that any such adjustment to the number specified in Section 5.5(a) of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 16 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 16 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) if any Award is subject to Section 409A of the Code, Section 16 of the Plan shall be applicable only to the extent specifically provided in the Award Instrument and permitted pursuant to Section 28 of the Plan.

17. PURCHASE FOR INVESTMENT. Each person acquiring Common Shares pursuant to any Award may be required by the Corporation to furnish a representation that he or she is acquiring the Common Shares so acquired as an investment and not with a view to distribution thereof if the Corporation, in its sole discretion, determines that such representation is required to insure that a resale or other disposition of the Common Shares would not involve a violation of the Securities Act of 1933, as amended, or of applicable blue sky laws. Any investment representation so furnished shall no longer be applicable at any time such representation is no longer necessary for such purposes.

18. WITHHOLDING OF TAXES. The Corporation will withhold from any payments of cash made pursuant to the Plan such amount as is necessary to satisfy all applicable Federal, state, and local and other withholding tax obligations. Except as otherwise determined by the Committee, a Participant (or other person exercising an Option with respect to withholding taxes upon exercise of such Option) may elect, in accordance with such procedures and subject to such limitations as may be established by the Corporation from time to time, or the Committee may require such Participant or other person, to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the grant of an Award, the lapse of any restrictions with respect to an Award, the acquisition of Common Shares pursuant to any Award, or the disposition of any Common Shares received pursuant to any Award, by having the Corporation hold back some portion of the Common Shares that would otherwise be delivered pursuant to the Award or by delivering to the Corporation an amount equal to the withholding tax obligation arising with respect to such grant, lapse, acquisition, or disposition in (a) cash, (b) Common Shares, or (c) such combination of cash and Common Shares as the Committee may determine. The Fair Market Value of the Common Shares to be so held back by the Corporation or delivered by the Participant shall in no event exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Employee’s applicable taxing jurisdictions (and, for purposes of clarity, the Corporation, in its sole discretion, shall make all determinations as to whether to allow any Common Share withholding in excess of the minimum statutory tax rates in the Employee’s applicable taxing jurisdictions).

19. HARMFUL ACTIVITY. If the Corporation determines that an Employee has engaged in any “Harmful Activity” prior to or within twelve months after termination of employment with Key, then the Corporation may, in its discretion and as may be permitted by state law, provide that (a) any shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards held by the Employee that have vested, (b) any Profits realized upon the exercise of any Covered Option or SAR and (c) any Profits realized upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, on or after one year prior to the termination of employment with Key shall inure to the Corporation. The provisions of the preceding sentence shall not apply in the event that employment with Key terminates within two years after a Change of Control of the Corporation if any of the following have occurred: (i) a relocation of an Employee’s principal place of employment more than 35 miles from an Employee’s principal place of employment immediately prior to the Change of Control, (ii) a reduction in an Employee’s base salary after a Change of Control, or (iii) Employee’s termination of employment as a result of a Termination Under Limited Circumstances. If any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards or any Profits realized upon the exercise of any Covered Option or SAR or upon the sale of any vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, an Employee shall provide all such forfeited Awards and pay all such Profits to the Corporation within 30 days after receiving notice from the Corporation of its determination pursuant to this Section 19, and all Awards that have not yet vested and all unexercised Covered Options or SARs shall be forfeited and canceled, effective as of the date of such determination by the Corporation (or as of such other date as may be determined by the Corporation). The determination by the Corporation as to whether an Employee engaged in Harmful Activity prior to or within twelve months after termination of employment with Key shall be final and conclusive. Unless otherwise provided in the relevant Award Instrument with specific reference hereto, the provisions of this Section 19 shall apply to all Awards made under the Plan.

For purposes of this Plan, “Harmful Activity” shall have occurred if an Employee shall do any one or more of the following: (a) engage in any activity of competition, as specified in any covenant not to compete set forth in any written agreement between the Employee and Key, including, but not limited to, the Employee’s Award Instrument or any severance plan maintained by Key that covers the Employee, during the period of restriction specified in the agreement or plan prohibiting the Employee from engaging in such activity; (b) engage in any activity of solicitation, as specified in any covenant not to solicit set forth in any written agreement between the Employee and Key, including, but not limited to, the Employee’s Award Instrument or any severance plan maintained by Key that covers the Employee, during the period of restriction specified in the agreement or plan prohibiting the Employee from engaging in such activity; (c) the disclosure of confidential information to anyone other than Key, or the use of confidential information other than in Key’s business, in violation of any covenant not to disclose set forth in any written agreement between the Employee and Key, including, but not limited to, the Employee’s Award Instrument or any severance plan maintained by Key that covers the Employee, during the period of restriction specified in the agreement or plan prohibiting the Employee from engaging in such activity; (d) the violation of any development and inventions, ownership of works, or similar provision set forth in any written agreement between the Employee and Key, including, but not limited to, the Employee’s Award Instrument, offer letter, or any severance plan maintained by Key that covers the Employee; or (e) any other activity or occurrence that is defined as Harmful Activity in the Employee’s Award Instrument or other written agreement between Key and the Employee.

For purposes of this Section 19:

“Covered Option or SAR” means any Option or SAR granted under this Plan unless the relevant Award Instrument expressly excludes the Option or SAR from the provisions of this Section 19.

“Profit” shall mean, (a) with respect to any Covered Option or SAR, the spread between the Fair Market Value of a Common Share on the date of exercise and the Exercise Price or the Base Price, as the case may be, multiplied by the number of shares exercised under the Covered Option or SAR; and (b) with respect to any shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, any profit realized upon the sale of any Common Shares that were acquired upon the vesting of such Awards.

20. COMPENSATION RECOVERY POLICY. Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery or clawback policy adopted by the Corporation, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or any applicable securities exchange.

21. AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY OTHER COMPANIES. Awards, whether Incentive Stock Options, Nonqualified Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards, may be granted under the Plan in substitution for awards held by employees of a company who become Employees of the

Corporation or a Subsidiary as a result of the merger or consolidation of the employer company with the Corporation or a Subsidiary, or the acquisition by the Corporation or a Subsidiary of the assets of the employer company, or the acquisition by the Corporation or a Subsidiary of stock of the employer company as a result of which it becomes a Subsidiary (any such award, a “Substitute Award”). The terms, provisions, and benefits of the Substitute Awards so granted may vary from the terms, provisions and benefits set forth in or authorized by the Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions, and benefits of the awards in substitution for which they are granted.

22. LEGAL REQUIREMENTS. No Awards shall be granted and the Corporation shall have no obligation to make any payment under the Plan, whether in Common Shares, cash, or any combination thereof, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations, including, without limitation, the Code and Federal and state securities laws.

23. MISCELLANEOUS.

23.1 AMENDMENTS. The Board, or a duly authorized committee thereof, may alter or amend the Plan from time to time prior to its termination in any manner the Board, or such duly authorized committee, may deem to be in the best interests of the Corporation and its shareholders, provided, however, that if an amendment to the Plan (a) would materially increase the benefits accruing to Participants under the Plan, (b) would materially increase the number of securities that may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan or (d) must otherwise be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the NYSE or, if the Common Shares are not traded on the NYSE, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

The Committee shall have the authority to amend these terms and conditions applicable to outstanding Awards

(a)	in any case where expressly permitted by the terms of the Plan or of the relevant Award Instrument; or

(b)	in any other case with the consent of the Employee to whom the Award was granted.

Except as expressly provided in the Plan or in the Award Instrument evidencing the Award, the Committee may not, without the consent of the holder of an Award granted under the Plan, amend the terms and conditions applicable to that Award in a manner adverse to the interests of the Participant.

Notwithstanding the foregoing, except in connection with a corporate transaction or event described in Section 16 of the Plan or with approval by the shareholders of the Corporation, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or the Base Price of outstanding SARs, and no outstanding Options or SARs may be cancelled in exchange for other Awards, or cancelled in exchange for Options or SARs with an Exercise Price or a Base Price that is less than the Exercise Price of the original Options or the Base Price of the original SARs, as applicable, or cancelled in exchange for cash, without approval by the shareholders of the Corporation. This paragraph is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 16 of the Plan. Notwithstanding any provision of the Plan to the contrary, this paragraph may not be amended without approval by the shareholders of the Corporation.

23.2 DEFERRAL. Subject to Section 28 of the Plan and to the extent permitted by Section 409A of the Code, the Committee may permit Participants to elect to defer the issuance of Common Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, to the extent permitted by Section 409A of the Code.

23.3 CONDITIONS. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Employee, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

23.4 ACCELERATION. If permitted by Section 409A of the Code, in the event of a termination of employment by reason of death, disability, normal or early retirement, or a Change of Control, of a Participant who holds an Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which any period of deferral has not been completed, or any Performance Shares, Performance Units or Other Awards that have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15 of the Plan, the Committee may, in its sole discretion, accelerate the time at which such Option or SAR may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such period of deferral will end or the time at which such Performance Shares, Performance Units or Other Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

23.5 PLAN NONCONTRACTUAL. Nothing herein contained shall be construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person’s employment or service with the Corporation or the Subsidiary for any period, or to continue the annual rate of compensation of any such person for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

23.6 INTEREST OF PARTICIPANTS. Any obligation of the Corporation under the Plan to make any payment at any future date merely constitutes the unsecured promise of the Corporation to make such payment from its general assets in accordance with the Plan, and no Participant (or person claiming an interest through a Participant) shall have any interest in, or lien or prior claim upon, any property of the Corporation or any Subsidiary by reason of that obligation.

23.7 FRACTIONAL SHARES. The Corporation will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

23.8 FOREIGN EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by or providing services to the Corporation or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, sub-plans or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements, sub-plans or alternate versions however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

24. CLAIMS OF OTHER PERSONS. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

25. ABSENCE OF LIABILITY. No member of the Board or of the Board of Directors of a Subsidiary, of the Committee, of any other committee of the Board, or any officer or Employee of the Corporation or a Subsidiary shall be liable for any act or action under the Plan, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, or except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself or herself.

26. SEVERABILITY. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted from the Plan.

27. GOVERNING LAW. The provisions of the Plan shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.

28. COMPLIANCE WITH SECTION 409A OF THE CODE.

28.1 To the extent applicable, it is intended that the Plan and any Awards hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to any Participant.

The Plan and any Awards hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

28.2 Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its affiliates.

28.3 If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (b) the Corporation shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but instead shall pay it, without interest, as soon as administratively practical following the first date that is no earlier than the six (6) months following the Participant’s separation from service, or, if earlier, the Participant’s death.

28.4 Notwithstanding any provision of the Plan or any Award Instrument to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Committee reserves the right to make amendments to the Plan and any Award Instrument as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.